EXHIBIT 99.d.1.ii

THE UBS FUNDS, ON BEHALF OF ITS SERIES, UBS GLOBAL ALLOCATION FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER TWO

THIS AMENDMENT is made this 1st day of July, 2005, by and between The UBS Funds, a Delaware statutory trust (the “Fund”), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated July 1, 2002 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Global Allocation Fund series; and

WHEREAS, the Fund and the Advisor amended the Advisory Agreement pursuant to a written amendment dated July 1, 2004 (“Amendment Number One”), which amendment reduced the compensation of the Advisor; and

WHEREAS, the Advisor and the Fund have decided to amend the Advisory Agreement to reduce compensation of the Advisor further;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.             Section 1 of Amendment Number One of the Advisory Agreement is hereby deleted in its entirety and replaced with the following which shall replace section 3 of the Advisory Agreement:

3.             Compensation to the Advisor. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee equal to a percentage of the Series’ average daily net assets for the month in accordance with the following fee schedule:

Assets Under Management	Fee
$0-$500 million	0.80%
On the next $500 million-$1 billion	0.75%
On the next $1 billion-$1.5 billion	0.70%
On the next $1.5 billion-$2 billion	0.675%
On the next $2 billion-$3 billion	0.65%
Above $3 billion	0.63%

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

2.             The effective date of this Amendment shall be July 1, 2005.

3.             The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 1st day of July, 2005.

THE UBS FUNDS		UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
By:	/s/ Thomas Disbrow	By:	/s/ John Moore
Name: Thomas Disbrow		Name: John Moore
Title: Assistant Treasurer		Title: Managing Director and Controller Americas

THE UBS FUNDS		UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
By:	/s/ Joseph J. Allessie	By:	/s/ Mark Kemper
Name: Joseph J. Allessie		Name: Mark Kemper
Title: Assistant Secretary		Title: Executive Director